Exhibit 99.1

Hi-Tech Pharmacal Reports 83% Increase in Sales for the Fourth Fiscal Quarter 2009

AMITYVILLE, N.Y. - July 14, 2009 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter and fiscal year ended April 30, 2009.

Fourth Quarter Results

For the three months ended April 30, 2009, the Company reported net sales of $38.3 million, an increase of 83% from $21.0 million for the same period last year.

During the quarter ended April 30, 2009, net sales of generic pharmaceutical products, including the Company’s Midlothian division, were $33.3 million, an increase of 95% compared to $17.0 million for the same fiscal 2008 period. Sales of Dorzolamide with Timolol ophthalmic solution which was launched in October 2008 were $8.4 million. Sales of Dorzolamide ophthalmic solution and Fluticasone Propionate nasal spray also contributed to the sales growth.

Sales for the Health Care Products division (“HCP”), which markets the Company’s branded OTC products, decreased 43% to $2.2 million for the three months ended April 30, 2009 compared to $3.9 million for the same fiscal period in the prior year. The weak cough and cold quarter adversely impacted sales of Diabetic Tussin®, which had experienced strong sales in the three months ended April 30, 2008 due to a late cough and cold season in the prior year.

The Company acquired substantially all of the assets of E. Claiborne Robins Company, Inc. d/b/a ECR Pharmaceuticals on February 27, 2009. ECR Pharmaceuticals contributed $2.8 million in sales for the quarter ended April 30, 2009. ECR markets branded prescription drugs, including the Lodrane® line of antihistamines, the DexPak® line of corticosteroids for the topical dermatitis market and Bupap®, an analgesic tablet.

The Company reported quarterly net income of $5.1 million or $.45 per fully diluted share for the three months ended April 30, 2009, compared to a net income of $0.3 million or $.02 per fully diluted share for the same period in the prior year.

Fiscal Year Results

For the year ended April 30, 2009, the Company reported net sales of $108.7 million, an increase of 75% from net sales of $62.0 million for the year ended April 30, 2008.

Generic pharmaceutical product sales were $95.7 million compared to $50.5 million for the years ended April 30, 2009 and 2008, respectively, an increase of 90%. Included in generic sales are $6.9 million of sales from the Midlothian Laboratories division. The launch of Dorzolamide with Timolol ophthalmic solution contributed $20.1 million to sales for the year. Fluticasone propionate nasal spray also contributed to the large increase in sales.

Net sales for the Health Care Products division declined to $10.1 from $10.8 million as sales of Diabetic Tussin® and Multibetic® decreased. Increased sales of Zostrix® Neuropathy cream partially offset this decline.

ECR Pharmaceuticals contributed $2.8 million in sales for the year ended April 30, 2009.

Cost of sales as a percentage of sales declined to 52% for the twelve months ending April 30, 2009 from 65% for fiscal 2008. The decrease in cost of sales as a percentage of net sales is due to higher than average margins for the Dorzolamide with Timolol ophthalmic solution and higher gross margins for the newly acquired ECR Pharmaceuticals division.

Selling, general and administrative (SG&A) expenses increased to $33.3 million in fiscal 2009 from $22.6 million in fiscal 2008. The largest increase was the royalty expense of $5.0 million for our partner on Dorzolamide with Timolol ophthalmic solution. Included in the current period is the cost of ECR Pharmaceutical’s 50 person sales force. Full year amortization of the Midlothian Laboratories intangibles as well as a partial year of amortization of the ECR Pharmaceuticals intangibles also contributed to the increase.

Research & Development expenses increased to $7.4 million in fiscal 2009, from $6.2 million for fiscal 2008, due to increased spending on external development projects including projects which require clinical trials and patent challenges being developed with another company.

The Company reported net income of $9.8 million or $.84 per fully diluted share for the year ended April 30, 2009 compared to a net loss of $5.1 million or $.45 per fully diluted share for the year ended April 30, 2008.

David Seltzer, President and CEO, commented: “I am very pleased to announce record sales for both the quarter and the year. I am proud of our employees whose hard work contributed to our successful launch of Dorzolamide with Timolol, the Company’s largest product ever. Additionally, we believe that the acquisition of substantially all of the assets of ECR Pharmaceuticals will add a strong new dimension to our Company which will leverage our current capabilities and diversify our business.”

Other Information

Hi-Tech currently has thirteen products awaiting approval at the FDA, targeting brand and generic sales of over $0.6 billion. In addition, Hi-Tech has twenty products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

During fiscal 2008, the Company selected an enterprise resource management system (the “ERP System”) from SAP to replace its existing merchandise and financial information systems. The implementation is part of an initiative to upgrade the information systems and financial controls for the Company. During 2009 we were in the process of implementing this system, including training our personnel in the use of the system and documenting and testing the control environment in preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Our planned “go-live” date for the new system was February 1, 2009. However, we encountered delays in the implementation and as a result partially implemented the ERP System on March 2, 2009.

We have made a substantial investment to ensure that the ERP System will provide effective internal control over financial reporting, and we have evaluated our controls that are not intended to change with the implementation of the ERP System. Because of implementation issues encountered, the system was not fully implemented at the “go-live” date and as a result certain internal controls surrounding the modification, processing, retrieving and monitoring of financial data were not fully operational as of year- end. Additionally, certain financial reporting capabilities were not operational at year end which resulted in some controls around the underlying financial data not being fully operational or performed on a timely basis. We believe these factors result in a material weakness in our internal control over financial reporting and result in an assessment of our control environment as ineffective as of the end of the period covered by this report.

The Company continues to take the necessary steps to monitor and maintain appropriate internal controls during the remaining phase of the implementation. These steps include the continued deployment of resources to mitigate internal control risks and performing additional verifications and testing to ensure ongoing data integrity.

As a result of the delays associated with the implementation of the new computer system, the Company will file a Form

12b-25 requesting an extension of time to file its Form 10-K and will file it within the 15 day extension period.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals division markets branded prescription products.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a results of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.

William Peters, CFO

(631) 789-8228

	Twelve Months		Three Months
	4/30/2009	4/30/2008	4/30/2009	4/30/2008
Net sales	$108,651,000	$62,017,000	$38,315,000	$20,970,000
Cost of goods sold	56,971,000	40,505,000	18,401,000	12,243,000

Gross profit	51,680,000	21,512,000	19,914,000	8,727,000

Selling, general, administrative expenses	33,292,000	22,625,000	10,633,000	5,501,000
Research & product development costs	7,429,000	6,208,000	1,950,000	1,981,000
Royalty income	(547,000)	—	(314,000)	—
Contract research (income)	(136,000)		(94,000)
Interest expense	38,000	27,000	9,000	10,000
Interest (income) and other	(4,245,000)	(480,000)	(13,000)	361,000
Total	35,831,000	28,380,000	12,171,000	7,853,000

Income (loss) before income taxes	15,849,000	(6,868,000)	7,743,000	874,000
Provision for income tax expense (benefit)	6,032,000	(1,770,000)	2,621,000	597,000

Net income (loss)	$9,817,000	$(5,098,000)	$5,122,000	$277,000

Basic net earnings (loss) per common share	.87	(.45)	.46	.02

Diluted net earnings (loss) per common share	.84	(.45)	.45	.02

Weighted average common shares outstanding- basic	11,303,000	11,353,000	11,225,000	11,424,000

Effect of potential common shares	389,000	—	133,000	634,000

Weighted average common shares outstanding - diluted	11,692,000	11,353,000	11,358,000	12,058,000

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